Exhibit 99.1

CITI REPORTS NET INCOME OF $2.4 BILLION, EARNINGS PER SHARE OF $0.47

REVENUES OF $22.7 BILLION, UP 6%

ROBUST INTERNATIONAL VOLUME GROWTH; INTERNATIONAL REVENUES UP 30%

RECORD REVENUES IN INTERNATIONAL CONSUMER, TRANSACTION SERVICES
AND WEALTH MANAGEMENT

INCOME DECLINE PRIMARILY DRIVEN BY LOWER REVENUES IN FIXED INCOME
AND HIGHER CONSUMER CREDIT COSTS

New York, NY, October 15, 2007 — Citigroup Inc. (NYSE:C) today reported net income for the 2007 third quarter of $2.38 billion, or $0.47 per share, a decline of 57% from the prior-year quarter.  Results include a $729 million pre-tax gain on the sale of Redecard shares.  Return on equity was 7.4%.  On October 1, 2007, Citi announced that it expected third quarter 2007 net income to decline in the range of 60%, subject to finalizing third quarter results.

Management Comment

“This was a disappointing quarter, even in the context of the dislocations in the sub-prime mortgage and credit markets.  A significant amount of our income decline was in our fixed income business, where we have a long track record of strong earnings, and this quarter’s performance was well below our expectations.  Although we generated strong momentum in many of our franchises, our fixed income results, along with higher credit costs in global consumer, led to significantly lower net income,” said Charles Prince, Chairman and CEO.

“Importantly, many of our businesses performed well this quarter.  Our international franchise continued to expand rapidly, with revenues up 30%.  Our global wealth management franchise generated record revenues and transaction services posted another record quarter on double-digit earnings growth.  In securities and banking, equity markets and underwriting revenues were up a combined 33%, and our advisory revenues grew 29%.  Volumes in our consumer franchise continued to grow strongly with deposits up 18%, managed loans up 13%, and we opened 96 new branches around the world,” said Prince.

“As we move in to the fourth quarter, we are focusing closely on improving those areas where we performed below expectation, while at the same time continuing to execute on our strategic priorities,” said Prince.

Citi Segment Results

	Third Quarter Revenues		%	Third Quarter Net Income		%
(In Millions of Dollars, except EPS)	2007	2006	Change	2007	2006	Change
Global Consumer	$14,683	$12,834	14%	$1,783	$3,195	(44)%
Markets & Banking	4,603	6,067	(24)	446	1,721	(74)
Global Wealth Management	3,509	2,486	41	489	399	23
Alternative Investments	125	334	(63)	(67)	117	NM
Corporate/Other	(257)	(299)	14	(273)	(129)	NM
Results from Continuing Operations	$22,663	$21,422	6%	$2,378	$5,303	(55)%
Discontinued Operations				—	202	NM
Total Citi				$2,378	$5,505	(57)%
Earnings per Share from Continuing Operations				$0.47	$1.06	(56)%
Earnings per Share				$0.47	$1.10	(57)%
International results (1)	$12,256	$9,460	30%	$2,035	$2,276	(11)%

(1) International results are fully reflected in the Total Citi results above, and exclude Alternative Investments, Corporate/Other, and Discontinued Operations.

NM  Not meaningful

THIRD QUARTER SUMMARY

•                  Revenues were up 6%, led by 30% growth in international revenues.

•                  Global consumer revenues increased 14%, driven by international consumer up 35%, which included a $729 million pre-tax gain on the sale of Redecard shares.  Excluding the gain, international consumer revenues increased 21%, reflecting deposit and loan growth of 18% and 29%, respectively, and higher investment sales, up 26%.  U.S. consumer revenues were flat with the prior-year period as deposit and managed loan growth of 16% and 8%, respectively, was offset by lower securitization results in cards and the absence of gains on sale of securities in the prior-year period in consumer lending.

•                  Markets & banking revenues declined 24%, reflecting record transaction services revenues, up 38%, offset by a 44% decline in securities and banking.  Securities and banking revenues declined due to write-downs and losses related to dislocations in the mortgage-backed securities and credit markets, including:

•                  Write-downs of $1.35 billion pre-tax, net of underwriting fees, on funded and unfunded highly leveraged finance commitments.

•                  Losses of $1.56 billion pre-tax, net of hedges, on the value of sub-prime mortgage-backed securities warehoused for future collateralized debt obligation (“CDO”) securitizations, CDO positions, and leveraged loans warehoused for future collateralized loan obligation (“CLO”) securitizations.

•                  Losses of $636 million pre-tax in fixed income credit trading due to significant market volatility and the disruption of historical pricing relationships.

U.S. markets & banking revenues declined 87% and international revenues grew 7%.  International revenues included strong double-digit revenue growth in Asia, Latin America, and Mexico.

•                  Global wealth management revenues increased 41%, as U.S. revenues grew 14% and international revenues more than doubled, due to double-digit organic growth and increased ownership in Nikko Cordial.

•                  Alternative Investments revenues declined 63% as strong growth in client revenues was offset by lower revenues from proprietary investment activities.

•                  Excluding acquisitions and the gain on sale of Redecard shares, total organic revenues declined 3%.

•                  The net interest margin declined 3 basis points versus the second quarter 2007.

•                  Operating expenses increased 22%, driven by increased business volumes and acquisitions, which were partially offset by savings from structural expense initiatives announced in April 2007.

•                  The company opened 96 new retail bank or consumer finance branches during the quarter, including 47 internationally and 49 in the U.S.  Over the last twelve months, 820 retail bank and consumer finance branches have been opened or acquired.

•                  Excluding the impact of acquisitions, organic expense growth was 14%.

•                  Credit costs increased $2.98 billion, primarily driven by an increase in net credit losses of $780 million and a net charge of $2.24 billion to increase loan loss reserves.

•                  In U.S. consumer, higher credit costs reflected an increase in net credit losses of $278 million and a net charge of $1.30 billion to increase loan loss reserves.  The $1.30 billion net charge compares to a net reserve release of $197 million in the prior-year period.  The increase in credit costs primarily reflected a weakening of leading credit indicators, including increased delinquencies on mortgages and unsecured personal loans, as well as trends in the U.S. macro-economic environment, portfolio growth, and a change in estimate of loan losses inherent in the portfolio but not yet visible in delinquencies (“a change in estimate of loan losses”).

•                  In international consumer, higher credit costs reflected an increase in net credit losses of $460 million and a net charge of $717 million to increase loan loss reserves.  The $717 million net charge compares to a net charge of $101 million in the prior-year period.  The increase in credit costs primarily reflected the impact of recent acquisitions, portfolio growth, and a change in estimate of loan losses.

•                  Markets & banking credit costs increased $98 million, primarily reflecting higher net credit losses and a $123 million net charge to increase loan loss reserves for specific counterparties.  Credit costs reflected a slight weakening in portfolio credit quality.

•                  Taxes.  The effective tax rate on continuing operations was 21.1% versus 27.4% in the prior-year period.  The decline in the tax rate primarily reflects a higher proportion of earnings in foreign jurisdictions that have lower tax rates.

APPENDIX

GLOBAL CONSUMER GROUP

	Third Quarter Revenues		%	Third Quarter Net Income		%
(In Millions of Dollars)	2007	2006	Change	2007	2006	Change
U.S. Cards	$3,386	$3,452	(2)%	$852	$1,085	(21)%
U.S. Retail Distribution	2,539	2,382	7	257	481	(47)
U.S. Consumer Lending	1,548	1,481	5	(227)	521	NM
U.S. Commercial Business	359	489	(27)	122	151	(19)
Total U.S. Consumer	$7,832	$7,804	—	$1,004	$2,238	(55)%

International Cards	$2,852	$1,519	88%	$647	$287	NM
International Consumer Finance	782	998	(22)	(320)	50	NM
International Retail Banking	3,225	2,550	26	552	701	(21)
Total International Consumer	$6,859	$5,067	35%	$879	$1,038	(15)%

Other	(8)	(37)	78	(100)	(81)	(23)
Global Consumer	$14,683	$12,834	14%	$1,783	$3,195	(44)%

NM Not meaningful.
U.S. Consumer
Revenues were flat with the prior-year period as higher retail distribution and consumer lending revenues were offset by declines in cards and commercial business.  Average deposits grew 16%, and average managed loans were up 8%.  Expenses increased 8% primarily due to acquisitions and lower marketing costs in the prior-year period.  Credit costs increased substantially, primarily due to a weakening of leading credit indicators, including increased delinquencies on mortgages and unsecured personal loans, as well as trends in the U.S. macro-economic environment, portfolio growth, and a change in estimate of loan losses.  Higher credit costs and expenses drove a decline in net income.
•      U.S. Cards

•                  Revenues declined 2% primarily due to lower securitization results.  Lower securitization revenues primarily reflected a decrease in gains on sale of receivables, as well as the net impact of funding costs and higher expected credit losses in the securitization trusts.  Net interest revenues declined 15% as increased receivable securitizations and lower promotional balances led to a decline in loans held on balance sheet.   The managed net interest margin improved 27 basis points to 10.55% primarily due to growth in non-promotional balances.

•                  Average managed loans were approximately flat as a 6% increase in purchase sales, driven by growth in travel, business, and partner portfolios, was offset by lower promotional balances.  Compared to the second quarter 2007, average managed loans increased 1%.

•                  Expenses grew 4% primarily driven by increased collection and servicing expenses, and lower marketing costs in the prior-year period.

•                  Higher credit costs were driven by a $134 million pre-tax charge to increase loan loss reserves, reflecting a weakening of leading credit indicators in the portfolio and trends in the macro-economic environment.  The increase in loan loss reserves compares to a $122 million release in the prior-year period.  The managed net credit loss ratio increased 15 basis points to 4.41%, primarily reflecting unusually low bankruptcy filings in the prior-year period.

•                  Net income declined 21%, reflecting lower securitization revenues, increased expenses and increased credit costs.

•                  U.S. Retail Distribution

•                  Revenues grew 7%, driven by higher average loans and deposits, up 19% and 14%, respectively.  Volume growth was partially offset by lower net interest margins, reflecting a shift in customer deposits to higher cost Direct Bank and time deposit balances.  Checking accounts increased 8%.

•                  Expenses increased 9% due to investment in new branches and higher customer activity.  During the quarter, 35 new consumer finance branches and 14 new Citibank branches were opened.

•                  Credit costs increased substantially, driven by higher net credit losses and a $299 million pre-tax charge to increase loan loss reserves.  Higher credit costs reflected a weakening of leading credit indicators, including higher delinquencies in unsecured personal loans, portfolio growth, and a change in estimate of loan losses. The net credit loss ratio increased 39 basis points to 2.87%, partially reflecting unusually low bankruptcy filings in the prior-year period.

•                  Net income declined 47%, primarily due to higher expenses and credit costs.

•                  U.S. Consumer Lending

•                  Revenues increased 5%, driven by growth in net interest revenues and net servicing revenues, and the acquisition of ABN AMRO Mortgage Group in March 2007.  Net interest revenues grew 16%, reflecting growth in average loans, up 12%.  Non-interest revenues declined due to the absence of gains on sales of mortgage-backed securities recorded in the prior-year period.

•                  Expenses grew 37%, driven by the integration of the ABN AMRO business, increased business volumes, and higher staffing costs related to collections.

•                  Credit costs increased substantially, driven by higher net credit losses and an $854 million pre-tax charge to increase loan loss reserves.  Higher credit costs were primarily driven by a weakening of leading credit indicators, including higher delinquencies in first and second mortgages, as well as trends in the macro-economic environment and a change in estimate of loan losses.

•                  Net income declined significantly reflecting higher expenses and credit costs.

•                  U.S. Commercial Business

•                  Revenues declined as increased loan and deposit balances, up 9% and 28%, respectively, were offset by lower net interest margins, an increase in the mix of tax-advantaged revenues, and business divestitures.

•                  Net income declined as lower revenues and higher credit costs offset increased tax benefits.

International Consumer

Revenues increased 35%, driven by organic growth, the impact of recent acquisitions, and a gain on the sale of Redecard shares, partially offset by a significant decline in Japan consumer finance.  Excluding the gain, revenues were up 21%.  Average deposits and loans were up 18% and 29%, respectively, and investment sales more than doubled. Expenses increased 31% primarily due to the integration of acquisitions and higher business volumes.  Credit costs increased substantially, primarily due to the impact of recent acquisitions, portfolio growth, and a change in estimate of loan losses.  Net income declined primarily due to increased losses in Japan consumer finance, higher credit costs, and lower APB 23 tax benefits.

•                  International Cards

•                  Revenues grew 88%, primarily driven by higher purchase sales and average loans, up 37% and 52%, respectively, improved net interest margins, and a $729 million pre-tax gain on the sale of Redecard shares.  Excluding the gain, revenues increased 40%.  Loan balances grew at a double-digit pace in Mexico, EMEA, Asia, and Latin America.  Results include the integration of recent acquisitions.

•                  Credit costs increased substantially, driven by higher net credit losses and a $334 million pre-tax charge to increase loan loss reserves.  Higher credit costs were primarily due to acquisitions and organic portfolio growth, an increase in past due accounts in Mexico cards, and a change in estimate of loan losses.  The net credit loss ratio increased 61 basis points to 5.62%.

•                  Net income increased as higher revenues and the gain on the sale of Redecard shares offset significantly higher credit costs.  Excluding the gain on the sale of Redecard shares, net income declined 38%.

•                  International Consumer Finance

•                  In Japan, net income declined significantly due to charges to increase reserves for customer refunds and credit losses, higher expenses due to write-downs of $152 million pre-tax on customer intangibles and fixed assets, and a decline in revenues primarily due to lower receivable balances.  Financial results reflect recent adverse changes in the operating environment and the impact of consumer lending laws passed in the fourth quarter 2006.

•                  Outside of Japan, revenues increased 22%, driven by average loan growth of 20% and increased net interest margins.  Net income declined as revenue growth was offset by an increase in credit costs due to portfolio growth and seasoning, and a $90 million pre-tax charge to increase loan loss reserves primarily due to a change in estimate of loan losses.  The net credit loss ratio increased 48 basis points to 3.58%.

•                  International Retail Banking

•                  Revenues increased 26%, driven by increased deposits and loans, up 18% and 26%, respectively, and higher investment sales, up 26%.  Loan balances grew at a double-digit pace in EMEA, Asia, Latin America, and Mexico.  Results include the integration of recent acquisitions.

•                  Expenses grew 26%, reflecting increased business volumes and acquisitions.  During the quarter, 41 new branches were opened.

•                  Credit costs increased due to the absence of portfolio sales and loan loss reserve releases recorded in the prior-year period, and a $131 million pre-tax charge to increase loan loss reserves in the current period.  The charge to increase loan loss reserves primarily reflects a change in estimate of loan losses.

•                  Net income declined 21%, reflecting higher credit costs, and lower APB 23 tax benefits in Mexico.

MARKETS & BANKING

	Third Quarter Revenues		%	Third Quarter Net Income		%
(In Millions of Dollars)	2007	2006	Change	2007	2006	Change
Securities and Banking	$2,540	$4,567	(44)%	$(124)	$1,344	NM
Transaction Services	2,063	1,500	38	590	385	53
Other	—	—	—	(20)	(8)	NM
Markets & Banking	$4,603	$6,067	(24)%	$446	$1,721	(74)%
International Results	$4,342	$4,060	7%	$1,000	$1,181	(15)%

NM Not meaningful.

•                  Securities and Banking

•                  Fixed income markets revenues declined $1.64 billion to $671 million, driven primarily by:

•                  Losses of $1.56 billion, net of hedges, on sub-prime mortgages warehoused for future CDO securitizations, CDO positions, and leveraged loans warehoused for future CLO securitizations.

•                  Losses of $636 million in credit trading due to significant market volatility and disruption of historical pricing relationships.

•                  These losses were partially offset by strong double-digit revenue growth in interest rate and currency trading, and municipals.

•                  Equity markets revenues grew 19% to $1.03 billion, driven by double-digit growth in cash trading and derivatives, and a doubling of equity finance revenues.

•                  Lending revenues declined 14% to $412 million, primarily driven by write-downs of $451 million, net of underwriting fees, on funded and unfunded highly leveraged finance commitments, which were partially offset by hedging gains related to the corporate loan portfolio.

•                  Net investment banking revenues were $541 million, down 50% due to write-downs of $901 million, net of underwriting fees, on funded and unfunded highly leveraged finance commitments.  Excluding the write-downs, net revenues were $1.44 billion, up 32%.

•                  Equity underwriting revenues nearly doubled to $389 million, partially driven by an increase in market share.  Year-to-date, Citi ranks #2 in global equity underwriting.

•                  Record advisory and other fees increased 29% to $459 million.  Year-to-date, Citi ranks #3 in global announced and completed M&A.

•                  Growth in equity underwriting and advisory revenues was offset by losses in debt underwriting of $193 million, resulting from write-downs of $901 million, net of underwriting fees, on funded and unfunded highly leveraged finance commitments.

•                  Operating expenses increased 4%, reflecting a decline in incentive compensation costs offset by higher other operating and administrative expenses.   Other operating and administrative expenses grew primarily due to acquisitions, increased legal expenses, and higher business development costs.

•                  Credit costs increased driven by higher net credit losses and a $123 million pre-tax charge to increase loan loss reserves for specific counterparties.  Credit costs reflect a slight weakening of credit quality in the portfolio.

•                  Results also reflect a significant decline in the effective tax rate, primarily due to a higher proportion of earnings in foreign jurisdictions that have lower tax rates.

•                  Transaction Services

•                  Revenues increased 38% to a record $2.06 billion, driven by higher customer volumes, stable net interest margins, and the acquisition of The Bisys Group, which closed in August 2007.

•                  Strong double-digit revenue and net income growth was generated in EMEA, Asia, Latin America, Japan, and the U.S.

•                  Liability balances grew 34% and assets under custody were up 30%.

•                  Operating expenses increased 28%, primarily driven by increased business volumes.

•                  Net income increased 53% to a record $590 million.

GLOBAL WEALTH MANAGEMENT

	Third Quarter Revenues		%	Third Quarter Net Income		%
(In Millions of Dollars)	2007	2006	Change	2007	2006	Change
Smith Barney	$2,892	$1,994	45%	$379	$294	29%
Private Bank	617	492	25	110	105	5
Global Wealth Management	$3,509	$2,486	41%	$489	$399	23%
International Results	$1,055	$333	NM	$156	$57	NM

NM Not meaningful.

•                  Smith Barney

•                  Record revenues were driven by a 24% increase in fee-based and net interest revenues, reflecting a continued shift toward offering fee-based advisory products and services, and improved net interest margins.  Record revenue was also driven by higher transactional revenues, up 86%, due to increased ownership of Nikko Cordial in Japan and organic growth in customer trading volumes.

•                  Assets under fee-based management increased 41% to $454 billion, primarily driven by acquisitions, positive market action, and net client asset flows.

•                  Expenses grew 40%, primarily due to increased customer activity and the impact of acquisitions.

•                  Net income increased 29%, reflecting increased business volumes and the impact of acquisitions, offset by the absence of a $31 million tax benefit recorded in the prior-year period.

•                  Private Bank

•                  Revenue growth was driven by a 42% increase in international revenues, reflecting strong growth in capital markets products in Asia and EMEA.  U.S. revenues increased 2% as increased business volumes were offset by net interest margin compression.

•                  Client business volumes increased 28%, including higher client assets under fee-based management, up 17%, and average loans, up 29%.

•                  Expense growth of 29% primarily reflected higher compensation costs, driven by increased client activity and the net addition of 60 bankers since the third quarter of 2006.

•                  Credit costs increased due to a $55 million pre-tax charge to increase loan loss reserves, primarily related to new loan volumes.

•                  Net income increased 5% as revenue growth was offset by higher expenses and credit costs.

ALTERNATIVE INVESTMENTS

	Third Quarter Revenues		%	Third Quarter Net Income		%
(In Millions of Dollars)	2007	2006	Change	2007	2006	Change
Alternative Investments	$125	$334	(63)%	$(67)	$117	NM

•                  Alternative Investments

•                  Revenue and net income declined as strong growth in client revenues, up 75%, was offset by significantly lower proprietary investment revenues.  Proprietary investment revenues declined primarily due to a lower market value on Legg Mason shares, lower results from hedge fund activities, and the absence of a gain on sale of MetLife shares in the prior-year period.  Client capital under management increased 50%.  Client revenues and capital reflect organic growth and the acquisition of Old Lane Partners, L.P.

CORPORATE/OTHER

Corporate/Other income declined, primarily reflecting higher Nikko related charges and the absence of a prior-year benefit related to retirement benefit plans, which were partially offset by improved treasury results.

INTERNATIONAL OPERATIONS (1)

	Third Quarter Revenues		%	Third Quarter Net Income		%
(In Millions of Dollars)	2007	2006	Change	2007	2006	Change
Global Consumer	$1,404	$1,238	13%	$244	$395	(38)%
Markets & Banking	247	197	25	125	95	32
Global Wealth Management	38	32	19	10	9	11
Mexico	$1,689	$1,467	15%	$379	$499	(24)%

Global Consumer	$1,738	$1,353	28%	$58	$213	(73)%
Markets & Banking	1,444	2,166	(33)	3	489	(99)
Global Wealth Management	139	83	67	4	7	(43)
Europe, Middle East and Africa (EMEA)	$3,321	$3,602	(8)%	$65	$709	(91)%

Global Consumer	$649	$782	(17)%	$(224)	$79	NM
Markets & Banking	133	177	(25)	(96)	38	NM
Global Wealth Management	547	—	NM	60	—	NM
Japan	$1,329	$959	39%	$(260)	$117	NM

Global Consumer	$1,520	$1,209	26%	$334	$328	2%
Markets & Banking	1,822	1,080	69	727	391	86
Global Wealth Management	277	171	62	79	38	NM
Asia (excluding Japan)	$3,619	$2,460	47%	$1,140	$757	51%

Global Consumer	$1,548	$485	NM	$467	$23	NM
Markets & Banking	696	440	58	241	168	43
Global Wealth Management	54	47	15	3	3	—
Latin America	$2,298	$972	NM	$711	$194	NM

Total International	$12,256	$9,460	30%	$2,035	$2,276	(11)%

(1) International results for the quarter are fully reflected in the product disclosures.

NM  Not meaningful.

•                  Mexico

•                  Consumer revenue growth was driven by an increase in average loans, up 19% and 18%, respectively, and higher card purchase sales, up 17%.  Net income declined as revenue growth was offset by higher credit costs and higher APB 23 tax benefits in the prior-year period.  Credit costs increased, primarily due to portfolio growth, increased past due accounts in cards, a change in estimate of loan losses, and the absence of a loan loss reserve release in the prior-year period.  During the past 12 months, 172 new retail bank and consumer finance branches were opened.

•                  Markets & banking revenues and net income increased driven by double-digit growth in fixed income underwriting, lending and advisory, which was partially offset by lower foreign exchange revenues.  Net income growth also reflected single-digit expense growth and lower credit costs.

•                  Europe, Middle East and Africa

•                  Consumer revenues increased 28%, driven by growth in customer deposits and loans, both up 47%, and higher investment product sales, up 53%.   Net income declined, primarily due to higher credit costs, driven by portfolio growth, a change in estimate of loan losses, and the absence of prior-year asset sales.  Results reflect the impact of recent acquisitions.

•                  Markets & banking revenues and net income declined as lower results in securities and banking offset record revenues and net income in transactions services.  In securities and banking, revenues declined 53%, driven by $1.16 billion of pre-tax write-downs and losses on highly leveraged finance commitments, sub-prime mortgages warehoused for future CDO securitizations, CDO positions, and in fixed income credit trading.  These write-downs and losses were partially offset by growth in interest rate and currency trading, equity underwriting, and lending.  Results also include a $123 million pre-tax charge to increase loan loss reserves for specific counterparties.  Transactions services revenues and net income increased at a strong double-digit pace, driven by increased customer volumes.

•                  Japan

•                  Consumer revenues and net income were driven by significantly lower consumer finance results.  Recent adverse changes in the operating environment and the impact of consumer lending laws passed in the fourth quarter 2006 led to lower receivable balances, charges to increase reserves for customer refunds, and higher credit losses.  Results also include a $152 million pre-tax write-down on customer intangibles and other fixed assets.

•                  Markets & banking revenues and net income declined as strong double-digit growth in transaction services was offset by a decline in revenues in fixed income and equity businesses, and lower results from principal investments.

•                  Wealth management results reflected the impact of increased ownership of Nikko Cordial.

•                  Asia

•                  Consumer revenues increased 26%, driven by growth in deposits and loans, up 10% and 20%, respectively, and a doubling of investment product sales to a record level.  Volume growth was partially offset by net interest margin compression.  Net income was approximately even with the prior-year period as revenue growth was offset by higher credit costs.  Higher credit costs reflected portfolio growth, a change in estimate of loan losses, and the absence of a prior-year release of loan loss reserves.

•                  Markets & banking revenues and net income were records, up 69% and 86%, respectively.  Fixed income markets revenues nearly doubled, driven by strength in interest rate and currency products, and distressed debt. Equity markets revenues more than doubled, driven by strong results in cash trading and derivatives.   Transaction services revenues and net income grew at a strong double-digit pace, reflecting increased business volumes.

•                  Wealth management revenue and income growth was driven primarily by continued strong volumes in capital markets products.

•                  Latin America

•                  Consumer revenue and net income growth was driven by increased average deposits, up 74%, a doubling of loans, and higher investment AUMs, up 28%.  Revenues included a $729 million pre-tax gain on the sale of Redecard shares and the impact of recent acquisitions.  Excluding the gain on sale of Redecard shares, revenues grew 69% and net income declined.   Net income declined as revenue growth was offset by higher expenses, reflecting increased customer volumes and the impact of acquisitions, and higher credit costs.  Higher credit costs were driven by portfolio growth, acquisitions, and a change in estimate of loan losses.  Over the last 12 months, 268 new retail bank and consumer finance branches were opened or acquired.

•                  Markets & banking revenues and net income were driven by strong double-digit revenue increases in fixed income and equity markets and lending, and the acquisition of Grupo Cuscatlan.  Results also reflected record revenues and net income in transaction services, driven by higher customer volumes.

A reconciliation of non-GAAP financial information contained in this press release is set forth on page 11.

Charles Prince, Chairman and Chief Executive Officer, and Gary Crittenden, Chief Financial Officer, will host a conference call today at 8:30 AM (EDT).  A live webcast of the presentation, as well as financial results and presentation materials, will be available at http://www.citigroup.com/citigroup/fin.  A replay of the webcast will be available at http://www.citigroup.com/citigroup/fin/pres.htm.

Citi, the leading global financial services company, has some 200 million customer accounts and does business in more than 100 countries, providing consumers, corporations, governments and institutions with a broad range of financial products and services, including consumer banking and credit, corporate and investment banking, securities brokerage, and wealth management. Citi’s major brand names include Citibank, CitiFinancial, Primerica, Citi Smith Barney and Banamex. Additional information may be found at www.citigroup.com or www.citi.com.

Additional financial, statistical, and business-related information, as well as business and segment trends, is included in a Financial Supplement.  Both the earnings release and the Financial Supplement are available on Citi’s website at www.citigroup.com or www.citi.com.

Certain statements in this document are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act.  These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances.  Actual results may differ materially from those included in these statements due to a variety of factors.  More information about these factors is contained in Citigroup’s filings with the Securities and Exchange Commission.

Contacts:

Press:	Christina Pretto	(212) 559-9560	Equity Investors:	Arthur Tildesley	(212) 559-2718
	Shannon Bell	(212) 793-6206	Fixed Income Investors:	Maurice Raichelson	(212) 559-5091
	Michael Hanretta	(212) 559-9466

SUMMARY OF PRESS RELEASE DISCLOSED ITEMS - NET INCOME IMPACT ($MM)

	3Q’06		3Q’07
Cards	$39	(1)	$—
Retail Distribution	4	(1)	—
Consumer Lending	10	(1)	—
Commercial Business Group	1	(1)	—
U.S. Consumer	54		—
Cards	5	(1)	469	(3)
Consumer Finance	(102	)(1), (2)	(98	)(4)
Retail Banking	18	(1)	—
International Consumer	(79)		371
Other Consumer	1	(1)	—
Global Consumer	(24)		371
Securities and Banking	97	(1)	—
Transaction Services	19	(1)	—
Other	—		—
Markets & Banking	116		—
Smith Barney	31	(1)	—
Private Bank	3	(1)	—
Global Wealth Management	34		—
Alternative Investments	—		—
Corporate / Other	8	(1)	—
Discontinued Operations	17	(1)	—

(1)             NYS tax release of $254 comprised of $39 in U.S. Cards, $4 in U.S. Retail Distribution, $10 in U.S. Consumer Lending, $1 in Commercial Business Group, $5 in International Cards, $1 in International Consumer Finance, $18 in International Retail Banking, $1 in Consumer Other, $97 in Securities and Banking, $19 in Transaction Services, $31 in Smith Barney, $3 in Private Bank, $8 in Corporate/Other, and $17 in Discontinued Operations.

(2)             Higher credit costs of $(159) pre-tax ($(103) after-tax) in Japan Consumer Finance.  Included due to legislative and other actions affecting the consumer finance industry in Japan.  Business-as-usual credit losses in the portfolios are not included.

(3)             Gain on sale of Redecard shares of $729 pre-tax ($469 after-tax) in International Cards. Sale of Redecard shares was previously announced on July 16, 2007.

(4)             Write-down of intangibles and fixed assets of $(152) pre-tax ($(98) after-tax) in Japan Consumer Finance.

Non-GAAP Financial Measures

The following are measures considered “non-GAAP financial measures” under SEC guidelines:

1)              Citi revenues excluding the impact of acquisitions and the gain on sale of Redecard shares.

2)              Citi operating expenses excluding the impact of acquisitions.

3)              International Consumer revenues excluding the gain on sale of Redecard shares.

4)              International Cards revenues excluding the gain on sale of Redecard shares.

5)              International Cards net income excluding the net gain on sale of Redecard shares.

6)              International Consumer Finance revenues excluding Japan Consumer Finance.

7)              Net Investment Banking revenues excluding write-downs on highly leveraged finance commitments.

8)              Latin America Consumer revenues excluding the gain on sale of Redecard shares.

The Company believes that these non-GAAP financial measures provide a greater understanding of ongoing operations and enhance comparability of those results in prior periods as well as demonstrating the effects of unusual gains and charges in the quarter.  The Company believes that a meaningful analysis of its financial performance requires an understanding of the factors underlying that performance.  The Company believes that investors may find it useful to see these non-GAAP financial measures to analyze financial performance without the impact of unusual items that may obscure trends in the Company’s underlying performance.

Reconciliation of the GAAP financial measures to the aforementioned non-GAAP measures follows:

	3Q	3Q	3Q’07 vs. 3Q’06
($ in millions)	2007	2006	% Change
GAAP Citi Revenues	$22,663	$21,422	6%
Excluding the impact of acquisitions	(1,099)	—
Excluding the gain on sale of Redecard shares	(729)	—
Non-GAAP Citi Revenues as Adjusted	$20,835	$21,422	(3)%

GAAP Citi Operating Expenses	$14,561	$11,936	22%
Excluding the impact of acquisitions	(952)	—
Non-GAAP Citi Operating Expenses as Adjusted	$13,609	$11,936	14%

GAAP International Consumer Revenues	$6,859	$5,067	35%
Excluding the gain on sale of Redecard shares	(729)	—
Non-GAAP International Consumer Revenues as Adjusted	$6,130	$5,067	21%

GAAP International Cards Revenues	$2,852	$1,519	88%
Excluding the gain on sale of Redecard shares	(729)	—
Non-GAAP International Cards Revenues as Adjusted	$2,123	$1,519	40%

GAAP International Cards Net Income	$647	$287	NM
Excluding the net gain on sale of Redecard shares	(469)	—
Non-GAAP International Cards Net Income as Adjusted	$178	$287	(38)%

GAAP International Consumer Finance Revenues	$782	$998	(22)%
Excluding Japan Consumer Finance	(281)	(587)
Non-GAAP International Consumer Finance Revenues as Adjusted	$501	$411	22%

GAAP Net Investment Banking Revenues	$541	$1,089	(50)%
Excluding write-downs on highly leveraged finance commitments	901	—
Non-GAAP Net Investment Banking Revenues as Adjusted	$1,442	$1,089	32%

GAAP Latin America Consumer Revenues	$1,548	$485	NM
Excluding the gain on sale of Redecard shares	(729)	—
Non-GAAP Latin America Consumer Revenues as Adjusted	$819	$485	69%

NM Not meaningful